EXHIBIT 99.1

AARON'S, INC. NAMES MICHAEL P. RYAN VP OF FRANCHISING;
HENRI ROGERS SUCCEEDS RYAN AS DIVISIONAL VP OF NORTHERN OPERATIONS

ATLANTA (Feb. 28, 2014) - Aaron's, Inc. (NYSE: AAN), a lease-to-own retailer specializing in the sales and lease ownership of residential furniture, consumer electronics, home appliances and accessories, announced today that Michael P. Ryan has been named Vice President of Franchising. Todd Evans, current Vice President of Franchising, will be leaving Aaron’s to pursue other opportunities. Henri Rogers, Senior Regional Manager for Aaron’s Three Rivers region, will succeed Michael P. Ryan as Divisional Vice President of Northern Operations.

"I’m very pleased that Michael, one of our most successful and talented Operational Vice Presidents, has accepted the leadership reigns and will now serve as Vice President of Franchising," said David L. Buck, Aaron’s Chief Operating Officer. "Michael’s background is deeply rooted in operations and we are confident that his experience will bring immediate value and support to the Franchisees and continued expansion of our Franchise Operations.”

“Todd, a 20-year veteran of Aaron’s, has been instrumental in building the Franchise Division into an integral part of Aaron’s,” said Buck. “We wish him all the best in his future endeavors.”

Michael P. Ryan, currently Divisional Vice President of Northern Operations, began with Aaron’s in 1990 as an Assistant Store Manager and soon after was promoted to run Aaron’s 27th store. Ryan has steadily grown with the organization and as a result has lived in four different states throughout his tenure with Aaron’s.

Filling Ryan’s role, Henri Rogers joined Aaron’s in 1999 and is a three-time recipient of the Top Ten Region Chairman's Circle Award, a recognition of the Company’s top performers. As a proven leader, Rogers proudly serves as a Combat Engineer with the U.S. Army Reserve and will be a great asset to the Northern Operations team.

About Aaron's, Inc.
Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, has more than 2,115 Company-operated and franchised stores in 48 states and Canada. Founded in 1955 by entrepreneur and Chairman Emeritus R. Charles Loudermilk, Sr. and headquartered in Atlanta, Aaron's has been publicly traded since 1982. For more information, visit www.aarons.com. Aaron's, Inc. includes the Aarons.com and ShopHomeSmart.com brands.